Exhibit (c)(5)

Materials Prepared for the Special Committee of the Board of Directors and the Board of Directors October 17, 2004 Banc of America Securities provides investment banking and securities products domestically and offshore. Other products and services, including products and services that may be referenced in the accompanying materials, may be provided through affiliates of Banc of America Securities. Banc of America Securities prohibits employees from offering a favorable research rating or specific price target or changing a rating or target to get a mandate and Banc of America Securities prohibits research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investor clients. Copyright 2004 Banc of America Securities LLC. Banc of America Securities LLC, member NYSE/NASD/SIPC, is a subsidiary of Bank of America Corporation. PROJECT EAGLE

These materials are based solely on information contained in publicly available documents and certain other information provided by the management of EAGLE. Banc of America Securities LLC ("BAS") has had discussions with certain senior officers and members of the Special Committee of the Board of Directors of EAGLE, but does not assume responsibility for the accuracy, completeness or reasonableness of information provided to BAS in such discussions or otherwise and has not attempted independently to investigate or verify such publicly available information, projections, or other information provided to BAS and included herein or otherwise used. Projections included herein regarding EAGLE were prepared by EAGLE management and adjusted by BAS to develop various sensitivities around EAGLE management projections. BAS, with your consent, has relied, without independent investigation, upon the accuracy, completeness and reasonableness of such publicly available information and upon the management of EAGLE with respect to such projections and other information provided to BAS. Projections involve elements of subjective judgment and analysis, and there can be no assurance that such projections will be attained. BAS independently has not attempted to investigate or to verify such publicly available information, or other information provided to BAS and included herein or otherwise used. BAS expresses no opinion as to such projections or the assumptions underlying them. These materials are being furnished and should be considered only in connection with the oral briefing being provided by BAS in connection herewith. The preparation of these materials was completed on October 17, 2004. These materials are intended for the benefit and use of the Special Committee of the Board of Directors of EAGLE and may not be reproduced, disseminated, quoted or referred to, in whole or in part, or used for any other purpose, without the prior written consent of BAS.

Table of Contents Transaction Overview Overview of EAGLE Valuation Summary Appendix

Transaction Overview

Transaction Overview / Implied Multiples Transaction Overview Source: Company filings and EAGLE management. (a) Based on 101.4 million shares outstanding and 21.8 million options outstanding with weighted average exercise prices ranging from $3.04 to $16.50. (b) Balance sheet as of August 31, 2004. (c) Rents capitalized at 12.5%.

Transaction Overview Summary Terms of Merger Agreement

Overview of EAGLE

Overview of EAGLE Source: EAGLE management projections EAGLE Historical and Projected Financial Performance - Management Case

Overview of EAGLE LTM Trading Performance Stock Price Summary of Stock Price Performance Source: FactSet. Based on closing stock prices as of October 15, 2004 Annotated Stock Price Performance 05/11/04 CMS proposes restrictions limiting admissions to hospital- based LTACs from host hospitals 08/01/04 CMS releases final FY2005 IPPS regulations One Year Average One Month Average Three Month Average

Indexed Stock Price Performance Source: FactSet. (a) Outpatient/Home Care Index includes: AHG, AIQ, AMSG, DVA, FMS, GTIV, LNCR, OCA, OPTN, RCI, SMBI, & USPI (b) Sub-Acute Care Index includes: BEV, EXE.A, GHCI, HCR, KIND, ODSY, RHB, SRZ, & VSTA (c) Acute Care Index includes: HCA, THC, TRI, UHS, CYH, HMA, & LPNT Overview of EAGLE Indexed Stock Performance Summary Stock Performance S&P 500: 5.9% Acute Care(c): (9.1%) EAGLE: (11.4%) Sub-acute(b): 2.4% Outpatient/ Home Care(a): 17.3%

Total Shares Traded: 174,504,500 % of Float: 193% Average Price: $14.07 Overview of EAGLE 1 MONTH 6 MONTHS Analysis of Shares Traded Source: FactSet as of 10/15/04 and public filings. Note: Float estimated at 90.5 million shares, based on 101.4 million basic shares less 10.9 million shares (excluding options and warrants exercisable within 60 days) held by insiders. Total Shares Traded: 16,784,700 % of Float: 19% Average Price: $13.46 3 MONTHS Total Shares Traded: 64,519,700 % of Float: 71% Average Price: $13.51

Valuation Summary

EAGLE Management Case Summary Reference Range Valuation Summary Comparable Public Companies 5.5x - 6.5x CY2005P EBITDAR ($421.3MM) 5.5x - 7.5x CY2005P EBITDA ($310.3MM) 10.0x - 15.5x CY2005P P/E ($1.27) Selected Precedent Transactions 6.5x - 8.0x CY2004E EBITDA ($271.2MM) Current Price (a) ($14.22) Historical Share Performance Based on 52-week high and low EAGLE price EAGLE Stock Price Note: Based on EAGLE management projections. (a) Based on closing stock price as of October 15, 2004. Offer Price ($18.00) Discounted Cash Flow 11.0% - 13.0% Discount Rate 6.0x - 8.0x Terminal EBITDA Multiple Leveraged Buyout Analysis 6.0x - 8.0x Exit Multiple in 2009 Target 20% - 25% Returns Maximum Leverage of 5.5x Total Debt / EBITDA

Note: Median calculations do not include EAGLE. (a) Per Wall Street equity research. (b) 2005P EPS per First Call. Analysis of Selected Publicly Traded Companies Valuation Summary ADJUSTED ENTERPRISE VALUE / 2005 EBITDAR (a) 2005P P/E (b) ENTERPRISE VALUE / 2005 EBITDA (a)

Multiples Paid in Selected Precedent Transactions Valuation Summary Enterprise Value / LTM EBITDA Transaction Details Source: Company filings and press releases (a) Includes $65.1 million of certain existing contingent obligations to be assumed. Transaction Median = 7.6x

Leveraged Buyout Analysis - Transaction Overview at $18.00 per Share Valuation Summary Source: EAGLE management projections and BAS estimates based on preliminary WIND capital structure. (a) Includes estimated advisory and financing fees and prepayment penalties associated with tender of existing high yield notes. (b) Assumes refinancing of all EAGLE debt.

Appendix

Discounted Cash Flow Sensitivity Analysis Source: EAGLE management projections. Note: Discounted to December 31, 2004. Appendix

Leveraged Buyout Sensitivity Analysis Appendix Note: EAGLE management projections.